Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of incorporation

IFM Company Ltd	Cayman Islands
Beijing Aifeite International Franchise Consulting Company Ltd.	PRC
City Integrated Residential Services (China) Limited	Hong Kong
Shanghai Yaye Real Estate Brokerage Co. Ltd.	PRC
CIR Real Estate Consultant (Shenzhen) Co., Ltd	PRC
Genius Nation Investments Ltd	British Virgin Islands
Shanghai Ruifeng Real Estate Investments Consultant Co., Ltd.	PRC
Beijing Anxinruide Real Estate Agency Ltd.	PRC
Shanghai Anshijie Real Estate Consultant Co. Ltd.	PRC
Beijing Kaisheng Jinglue Guarantee Co., Ltd	PRC
Shanghai Kaiyi Investment Consultant Management Co. Ltd	PRC
Beijing IFM International Real Estate Brokerage Co. Ltd	PRC
Beijing IFM Investment Managements Limited	PRC
Shanghai Ruifeng Investment Managements Limited	PRC
Beijing Huachuangxunjie Technology Co., Ltd	PRC
Business Vision Management Consultants Limited	Hong Kong
Beijing Kaicheng Huaxin Investments Consultant Co., Ltd.	PRC
Beijing Xinrui Shijiao Business Consultants Co., Ltd	PRC

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